EXHIBIT 99.1
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   PRESS RELEASE
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              TRIPLE S PLASTICS ANNOUNCES RECENT DEVELOPMENTS;
                POSTPONEMENT OF SPECIAL SHAREHOLDERS' MEETING


        PORTAGE, Mich.-- March 1, 2001-- Triple S Plastics, Inc. (Nasdaq:TSSS) announced today that, based on information provided to it recently by its principal customer, Triple S expects significantly weaker sales to its principal customer than Triple S had anticipated for its fiscal years ending March 31, 2002 and 2003. Triple S has been working on developing new programs with its other customers to replace the expected loss of these sales. Triple S expects, however, that the overall effect of its weaker sales will significantly adversely affect the growth of its revenues in fiscal years 2002 and 2003. As a result of its expected decrease in production, Triple S will be reviewing its manufacturing capacity needs at its two Texas locations.

        In light of these developments, and the need for Triple S to revise the proxy statement/prospectus that it has sent to its shareholders with respect to its proposed merger with Eimo Oyj to describe these developments, Triple S will adjourn its March 8th special shareholders' meeting without conducting any business at the meeting. Triple S will set a new record date and will convene a special meeting at a later date after it has delivered a revised proxy statement/prospectus to its shareholders and resolicited the vote of its shareholders with respect to the proposed merger. Triple S will inform its shareholders of the new date, time and place at which the rescheduled special meeting will be held in a notice which will be included in the revised proxy statement/prospectus.

        This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For certain information regarding these risks and uncertainties, please refer to the proxy/statement prospectus relating to the proposed Triple S-Eimo merger.

        This information was furnished on behalf of Triple S's board of directors.